Exhibit 99.1

April 1, 2013
Dear Fellow Stockholder:
In the coming weeks, you'll be receiving your Inland Diversified 2012 Annual Report in the mail. We hope you take some time to review it, and that it serves as a valuable resource regarding your investment with our company. 2012 was certainly a foundational year for us. We significantly expanded our asset base, strengthened our portfolio operations and continued to pay distributions to our stockholders out of cash flow from operations. For the year ended December 31, 2012, our specific achievements included:

•	Generating gross proceeds totaling $536 million (excluding the Distribution Reinvestment Plan) from our “best-efforts” offering which closed on August 23, 2012

•	Acquiring 92 properties totaling 6.8 million square feet and 144 multi-family units for approximately $1.19 billion

•	Financing 89 properties with a weighted average stated interest rate of 3.45% per annum and a weighted average maturity of 8.9 years

•	Declaring and paying distributions totaling $.60 per share on an annualized basis and fully funding all distributions from cash flow from operations
As of March 31, 2013, Inland Diversified owned and operated 142 properties with a combined purchase price of approximately $2.2 billion, containing 12.4 million square feet of retail, industrial and office properties, and 444 multi-family units.
Inland Diversified Annual Stockholders' Meeting
Inland Diversified will hold its annual stockholders' meeting on Wednesday, June 12, 2013 at 10 AM CT. All stockholders of record as of March 29, 2013 will be receiving a proxy statement soon, and we encourage them to vote their shares so that we will have a quorum to hold our annual stockholders' meeting. The meeting will take place at the Inland campus located in Oak Brook, Illinois.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in March 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer
Enclosure
cc: Trustee, Broker Dealer, Financial Advisor